Filed pursuant to Rule 424(b)(5)
Registration No. 333-262456 and 333-262456-01

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes and we are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated September 30, 2022

PRELIMINARY PRICING SUPPLEMENT dated September 30, 2022
(To Prospectus Supplement dated February 1, 2022
and Prospectus dated February 1, 2022)

Jefferies Group LLC and Jefferies Group Capital Finance Inc. Medium-Term Notes, Series A Equity Index Linked Notes
Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025

■    Linked to the Dow Jones Industrial Average®
■   Potential for a positive return at maturity based on the performance of the Index from the starting level to the ending level. The maturity payment amount will reflect the following terms:
■     If the ending level is greater than the starting level, you will receive the principal amount plus a positive return equal to 100% of the percentage increase in the level of the Index from the starting level, subject to a maximum return at maturity of at least 20.00% (to be determined on the pricing date) of the principal amount. As a result of the maximum return, the maximum maturity payment amount will be at least $1,200.00
■     If the ending level is equal to or less than the starting level, you will receive the principal amount, but you will not receive any positive return on your investment
■    Repayment of principal at maturity regardless of Index performance (subject to our credit risk)
■   All payments on the notes are subject to our credit risk, and you will have no ability to pursue any securities included in the Index for payment; if we default on our obligations under the notes, you could lose some or all of your investment
■    No periodic interest payments or dividends
■    No exchange listing; designed to be held to maturity

We estimate that the value of each note on the pricing date will be approximately $965.30, or within $30.00 of that estimate.  Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Notes” in this pricing supplement.
The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-8 herein.
The notes are joint and several, senior unsecured obligations of Jefferies Group LLC and Jefferies Group Capital Finance Inc., its wholly-owned subsidiary, and, accordingly, all payments are subject to our credit risk. If we default on our obligations under the notes, you could lose some or all of your investment. The notes are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.
Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to the Issuers
Per Note	$1,000.00	$29.75	$970.25
Total
(1)
Wells Fargo Securities, LLC is the agent for the distribution of the notes and is acting as principal.  See “Terms of the Notes—Supplemental Plan of Distribution” and “Estimated Value of the Notes” in this pricing supplement for further information.

(2)
In respect of certain notes sold in this offering, Jefferies LLC, the broker-dealer subsidiary of Jefferies Group LLC, may pay a fee of up to $1.50 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Wells Fargo Securities

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
Terms of the Notes

Issuers:	Jefferies Group LLC and Jefferies Group Capital Finance Inc., its wholly owned subsidiary.
Market Measure:	Dow Jones Industrial Average® (the “Index”).
Pricing Date*:	October 27, 2022.
Issue Date*:	October 31, 2022.
Original Offering Price:	$1,000 per note.
Principal amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Maturity Payment Amount:
On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal:

•     if the ending level is greater than the starting level: $1,000 plus the lesser of:
(i)  $1,000 × index return × upside participation rate; and
(ii) the maximum return;
•     if the ending level is less than or equal to the starting level: $1,000

Stated Maturity Date*:
May 2, 2025, subject to postponement as described under “Additional Terms of the Notes—Postponement of the Stated Maturity Date” below. The notes are not subject to redemption by us or repayment at the option of any holder of the notes prior to the stated maturity date.

Starting Level:	, the closing level of the Index on the pricing date.
Closing Level:
“Closing level” means, on any trading day, the official closing level of the Index reported by the relevant index sponsor on such trading day, as obtained by the calculation agent on such trading day from the licensed third-party market data vendor contracted by the calculation agent at such time; in particular, taking into account the decimal precision and/or rounding convention employed by such licensed third-party market data vendor on such date. Currently, the calculation agent obtains market data from Bloomberg L.P., but the calculation agent may change its market data vendor at any time without notice.

Ending Level:	The “ending level” will be the closing level of the Index on the calculation day.
Maximum Return:
The “maximum return” will be determined on the pricing date and will be at least 20.00% of the principal amount per note ($200.00 per note). As a result of the maximum return, the maximum maturity payment amount will be at least $1,200.00 per note.

Upside Participation Rate:	100%.
Index Return:	The “index return” is the percentage change from the starting level to the ending level, measured as follows: ending level – starting level starting level

PRS-2

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
Calculation Day*:
April 25, 2025, subject to postponement due to non-trading days and the occurrence of a market disruption event as described under “Additional Terms of the Notes— Consequences of a Market Disruption Event; Postponement of the Calculation Day ” below.

Calculation Agent:	Jefferies Financial Services Inc. (“JFSI”), a wholly owned subsidiary of Jefferies Group LLC and an affiliate of Jefferies Group Capital Finance Inc.
Material Tax Consequences:
For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes, see “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

Supplemental Plan of Distribution:
Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. WFS will receive an agent discount of up to $29.75 per note. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $17.50 per note. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the underwriting discount to WFA as a distribution expense fee for each note sold by WFA.
In addition, in respect of certain notes sold in this offering, Jefferies LLC may pay a fee of up to $1.50 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.
The agent, Jefferies LLC and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the notes.  If WFS or any other dealer participating in the distribution of the notes or any of their affiliates conduct hedging activities for us in connection with the notes, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the notes to you.

Denominations:	$1,000 and any integral multiple of $1,000.
Events of Default:
If an event of default with respect to the notes has occurred and is continuing, the amount payable to a holder of a note upon any acceleration permitted by the notes, with respect to each note, will be equal to the maturity payment amount, calculated as provided above. The maturity payment amount will be calculated as though the date of acceleration were the calculation day.

CUSIP:	47233JKK3

*
To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

PRS-3

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
Additional Information about the Issuers and the Notes

You should read this pricing supplement together with the prospectus supplement dated February 1, 2022 and the prospectus dated February 1, 2022 for additional information about the notes. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement or prospectus.
As used in this pricing supplement, “we,” “us” and “our” refer to Jefferies Group LLC and Jefferies Group Capital Finance Inc. collectively, unless the context requires otherwise.
You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
•	Prospectus Supplement dated February 1, 2022:
https://www.sec.gov/Archives/edgar/data/1084580/000114036122003555/ny20002370x3_424b2.htm
•	Prospectus dated February 1, 2022:
https://www.sec.gov/Archives/edgar/data/1084580/000114036122003554/ny20002370x4_424b3.htm

PRS-4

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
Estimated Value of the Notes
The principal amount of each note is $1,000.  The original issue price will equal 100% of the principal amount per note.  This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than the original offering price.  We estimate that the value of each note on the pricing date will be approximately $965.30, or within $30.00 of that estimate.  Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.
Valuation of the Notes
Jefferies LLC calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on its proprietary pricing models at that time. Jefferies LLC’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). In calculating the estimated value of the derivative component, Jefferies LLC estimated future cash flows based on a proprietary derivative-pricing model that is in turn based on various inputs, including the factors described under “Selected Risk Considerations—The estimated value of the notes was determined for us by our affiliate using proprietary pricing models” below. These inputs may be market-observable or may be based on assumptions made by Jefferies LLC in its discretionary judgment. Estimated cash flows on the bond and derivative components were discounted using a discount rate based on our internal funding rate.
The estimated value of the notes is a function of the terms of the notes and the inputs to Jefferies LLC’s proprietary pricing models.  The range for the estimated value of the notes set forth on the cover page of this preliminary pricing supplement reflects uncertainty on the date of this preliminary pricing supplement about the inputs to Jefferies LLC’s proprietary pricing models on the pricing date.
Since the estimated value of the notes is a function of the underlying assumptions and construction of Jefferies LLC’s proprietary derivative-pricing model, modification to this model will impact the estimated value calculation.  Jefferies LLC’s proprietary models are subject to ongoing review and modification, and Jefferies LLC may change them at any time and for a variety of reasons.  In the event of a model change, prior descriptions of the model and computations based on the older model will be superseded, and calculations of estimated value under the new model may differ significantly from those under the older model.  Further, model changes may cause a larger impact on the estimated value of a note with a particular return formula than on a similar note with a different return formula.  For example, to the extent a return formula contains leverage, model changes may cause a larger impact on the estimated value of that note than on a similar note without such leverage.
WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the notes at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the notes that are included in their original offering price.  Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period.
The relationship between the estimated value on the pricing date and the secondary market price of the notes
The price at which the agent, Jefferies LLC or any of their respective affiliates purchase the notes in the secondary market, absent changes in market conditions, including those related to interest rates and the Market Measure, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as a bid-offer spread that would be charged in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.
The agent, Jefferies LLC and/or their respective affiliates may, but are not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

PRS-5

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
Investor Considerations
The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:
◾
seek 100% exposure to the upside performance of the Index if the ending level is greater than the starting level, subject to the maximum return at maturity of at least 20.00% (to be determined on the pricing date) of the principal amount;

◾	seek the repayment of the principal amount at maturity regardless of the performance of the Index (subject to our credit risk);
◾	are willing to forgo interest payments on the notes and dividends on the securities included in the Index; and
◾	are willing to hold the notes until maturity.
The notes may not be an appropriate investment for investors who:
◾	seek a liquid investment or are unable or unwilling to hold the notes to maturity;
◾	seek certainty of receiving a positive return on their investment;
◾	seek uncapped exposure to the upside performance of the Index;
◾
are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

◾	seek current income;
◾	are unwilling to accept the risk of exposure to the Index;
◾	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the notes;
◾	are unwilling to accept our credit risk, to obtain exposure to the Index generally, or to the exposure to the Index that the notes provide specifically; or
◾	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein for risks related to an investment in the notes. For more information about the Index, please see the section titled “The Dow Jones Industrial Average®” below.

PRS-6

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
Determining Payment at Stated Maturity
On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
Selected Risk Considerations
The notes have complex features and investing in the notes will involve risks not associated with an investment in conventional debt notes. You should carefully consider the risk factors set forth below as well as the other information contained in the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. The risk factors set forth below describe certain significant risks associated with an investment in the notes. As described in more detail below, the value of the notes may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control.  You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the notes in light of your particular circumstances.
Risks Relating To The Notes Generally
You May Not Receive Any Positive Return On The Notes.
You will receive a positive return on the notes only if the ending level is greater than the starting level. Because the level of the Index will be subject to market fluctuations, the ending level may be less than the starting level, in which case you will only receive the principal amount of your notes at maturity. Even if the ending level is greater than the starting level, the amount you receive at maturity may only be slightly greater than the principal amount.
No Periodic Interest Will Be Paid On The Notes.
No periodic payments of interest will be made on the notes.
Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Index.
The opportunity to participate in the possible increases in the level of the Index through an investment in the notes will be limited because any positive return on the notes will not exceed the maximum return. Therefore, your return on the notes may be lower than the return on a direct investment in the Index. Furthermore, the effect of the upside participation rate will be progressively reduced for all ending levels exceeding the ending level at which the maximum return is reached.
The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day as postponed.
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities
Please see the discussion under “United States Federal Taxation—FATCA Legislation” in the accompanying prospectus supplement for more information.
Risks Relating To An Investment In Our Debt Notes, Including The Notes
The Notes Are Subject To Our Credit Risk.
The notes are our obligations and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the notes are subject to our creditworthiness and you will have no ability to pursue any securities included in the Index for

PRS-8

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
payment. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations under the notes, you may not receive any amounts owed to you under the terms of the notes.
Risks Relating To The Estimated Value Of The Notes And Any Secondary Market
The Estimated Value Of The Notes On The Pricing Date, Based On Jefferies LLC Proprietary Pricing Models At That Time And Our Internal Funding Rate, Will Be Less Than The Original Offering Price.
The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the original offering price.  These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to Jefferies LLC or other of our affiliates in connection with hedging our obligations under the notes.  These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you.  The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes.  See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.
The Estimated Value Of The Notes Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.
Jefferies LLC derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models at that time.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Market Measure.  Jefferies LLC’s views on these inputs and assumptions may differ from your or others’ views, and as an agent in this offering, Jefferies LLC’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes.  Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes.  You should not invest in the notes because of the estimated value of the notes.  Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.
Since the estimated value of the notes is a function of the underlying assumptions and construction of Jefferies LLC’s proprietary derivative-pricing model, modifications to this model will impact the estimated value calculation.  Jefferies LLC’s proprietary models are subject to ongoing review and modification, and Jefferies LLC may change them at any time and for a variety of reasons.  In the event of a model change, prior descriptions of the model and computations based on the older model will be superseded, and calculations of estimated value under the new model may differ significantly from those under the older model.  Further, model changes may cause a larger impact on the estimated value of a note with a particular return formula than on a similar note with a different return formula.  For example, to the extent a return formula contains leverage, model changes may cause a larger impact on the estimated value of that note than on a similar note without such leverage.
The Estimated Value Of The Notes Would Be Lower If It Were Calculated Based On Our Secondary Market Rate.
The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes.  Our internal funding rate is generally lower than our secondary market rate, which is the rate that Jefferies LLC will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt notes, and our liquidity needs and preferences.  Our internal funding rate is not the same as the interest that is payable on the notes.
Because there is not an active market for traded instruments referencing our outstanding debt obligations, Jefferies LLC determines our secondary market rate based on the market price of traded instruments referencing our debt obligations, but subject to adjustments that Jefferies LLC makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our creditworthiness as adjusted for discretionary factors such as Jefferies LLC’s preferences with respect to purchasing the notes prior to maturity.
The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which WFS, Jefferies LLC Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.
Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor.  In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the notes will be less than the original offering price.

PRS-9

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the notes at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the notes at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the notes that are included in their original offering price.  Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period.  WFS has advised us that, if you hold the notes through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the notes on your brokerage account statement.  If you hold your notes through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS, WFA or any of their affiliates.
The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
The value of the notes prior to stated maturity will be affected by the then-current value of the Index, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the notes.  When we refer to the “value” of your note, we mean the value you could receive for your note if you are able to sell it in the open market before the stated maturity date.
•
Index Performance.  The value of the notes prior to maturity will depend substantially on the then-current value of the Index. The price at which you may be able to sell the notes before stated maturity may be at a discount, which could be substantial, from their original offering price, if the value of the Index at such time is less than, equal to or not sufficiently above its starting value.

•	Interest Rates. The value of the notes may be affected by changes in the interest rates in the U.S. markets.
•	Volatility Of The Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the notes may be affected if the volatility of the Index changes.
•
Time Remaining To Maturity.  The value of the notes at any given time prior to maturity will likely be different from that which would be expected based on the then-current value of the Index. This difference will most likely reflect a discount due to expectations and uncertainty concerning the value of the Index during the period of time still remaining to the stated maturity date.

•	Dividend Yields. The value of the notes may be affected by the dividend yields on the securities included in the Index. The amount of such dividends may influence the closing value of the Index.
In addition to the derivative component factors, the value of the notes will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the value of the Index.  Because numerous factors are expected to affect the value of the notes, changes in the value of the Index may not result in a comparable change in the value of the notes. We anticipate that the value of the notes will always be at a discount to the principal amount plus the maximum return.
The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.
The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.
If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

PRS-10

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
Risks Relating To The Index
Investing In The Notes Is Not The Same As Investing In the Index.
Investing in the notes is not equivalent to investing in the Index. As an investor in the notes, your return will not reflect the return you would realize if you actually owned and held the securities included in the Index for a period similar to the term of the notes because you will not receive any dividend payments, distributions or any other payments paid on those notes. As a holder of the notes, you will not have any voting rights or any other rights as would holders of the securities included in the Index.
Historical Values Of the Index Should Not Be Taken As An Indication Of The Future Performance Of the Index During The Term Of The Notes.
It is impossible to predict whether the value of the Index will fall or rise. The value of the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the Index. Accordingly, any historical values of the Index do not provide an indication of the future performance of the Index.
Changes That Affect The Index May Adversely Affect The Value Of The Notes And Any Payments On The Notes.
The policies of the sponsor or publisher of the Index (the “index sponsor”) concerning the calculation of the Index and the addition, deletion or substitution of securities comprising the Index and the manner in which the index sponsor takes account of certain changes affecting such notes may affect the value of the Index and, therefore, may affect the value of the notes and any payments on the notes. The index sponsor may discontinue or suspend calculation or dissemination of the Index or materially alter the methodology by which it calculates the Index. Any such actions could adversely affect the value of the notes.
We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included in the Index.
Actions by any company whose securities are included in the Index may have an adverse effect on the price of its security, the closing level of the Index on the calculation day and the value of the notes. We are not be affiliated with any of the companies whose securities are included in the Index. These unaffiliated companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to any amounts to be paid to you on the notes.
We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.
We and our affiliates are not affiliated in any way with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the Index. We have derived the information about the Index and its index sponsor from publicly available information, without independent verification. You, as an investor in the notes, should make your own investigation into the Index and the index sponsor. The index sponsor will not be involved in the offering of the notes made hereby in any way nor will have any obligation to consider your interests as an owner of the notes in taking any actions that might affect the value of the notes.
Risks Relating To Conflicts Of Interest
Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the notes.  In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes.  Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.
•
The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the notes.  JFSI, a wholly owned subsidiary of Jefferies Group LLC and an affiliate of Jefferies Group Capital Finance Inc., will be the calculation agent for the notes.  As calculation agent, JFSI will determine any values of the Index and make any other determinations necessary to calculate any payments on the notes. In making these determinations, JFSI may be required to make discretionary judgments, including but not limited to: determining whether a non-trading day or market disruption event has occurred on any date that the value of the Index is to be determined; determining the closing level of the Index if the calculation day is postponed to the last day to which it may be postponed and a market disruption event occurs with respect to the Index on that day; if the Index is discontinued, selecting a successor equity

PRS-11

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
index or, if no successor equity index is available, determining the closing level of the Index on any date of determination; and determining whether to adjust the closing level of the Index on the calculation day in the event of certain changes in or modifications to the Index;
In making these discretionary judgments, the fact that JFSI is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the notes, and JFSI’s determinations as calculation agent may adversely affect your return on the notes.
•
Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the value of the Index.  Our affiliates or any participating dealer in the offering of the notes or its affiliates may, at present or in the future, publish research reports relating to the Index. When we refer to a research report relating to the Index, we mean research reports on the Index or the companies whose securities are included in the Index. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research reports relating to the Index could adversely affect the value of the Index and, therefore, adversely affect the value of and your return on the notes. You are encouraged to derive information concerning the Index from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports relating to the Index published on or prior to the pricing date could result in an increase in the value of the Index on the pricing date, which would adversely affect investors in the notes by increasing the value at which the Index must close on the calculation day in order for investors in the notes to receive a favorable return.

•
Business activities of our affiliates or any participating dealer or its affiliates may adversely affect the value of the Index.  Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index. These business activities may include making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies.  These business activities could adversely affect the value of the Index and, therefore, adversely affect the value of and your return on the notes.  In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about any of those companies. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.

•
Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Index.  We expect to hedge our obligations under the notes through one or more hedge counterparties, which may include our affiliates or any participating dealer or its affiliates.  Pursuant to such hedging activities, our hedge counterparties may acquire the securities included in the Index or listed or over-the-counter derivative or synthetic instruments related to the Index or such notes. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time.  To the extent that our hedge counterparties have a long hedge position in such notes, they may liquidate a portion of such holdings at or about the time of the calculation day. These hedging activities could potentially adversely affect the value of the Index and, therefore, adversely affect the value of and your return on the notes.

•
Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Index. Our affiliates or any participating dealer or its affiliates may engage in trading in the securities included in the Index and other instruments relating to the Index or such notes.  Any of these trading activities could potentially adversely affect the value of the Index and, therefore, adversely affect the value of and your return on the notes.

•
A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession or any other fees identified in this pricing supplement, creating a further incentive for the participating dealer to sell the notes to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession and/or other fee for the sale of the notes to you, this projected hedging profit will be in addition to the concession and/or other fee, creating a further incentive for the participating dealer to sell the notes to you.

PRS-12

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
Hypothetical Examples and Returns
The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 principal amount note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting level. The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level will be determined on the pricing date and will be set forth under “Terms of the Notes” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the notes for $1,000 per note. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the notes.
Upside Participation Rate:	100.00%
Hypothetical Maximum Return:	20.00% or $200.00 per note (the lowest possible maximum return that may be determined on the pricing date)
Hypothetical Starting Level:	100.00

Hypothetical Payout Profile

PRS-13

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
Hypothetical Returns

Hypothetical ending level	Hypothetical index return(1)	Hypothetical maturity payment amount per note	Hypothetical pre-tax total rate of return(2)
200.00	100.00%	$1,200.00	20.00%
175.00	75.00%	$1,200.00	20.00%
145.00	45.00%	$1,200.00	20.00%
140.00	40.00%	$1,200.00	20.00%
130.00	30.00%	$1,200.00	20.00%
120.00	20.00%	$1,200.00	20.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
102.50	2.50%	$1,025.00	2.50%
100.00	0.00%	$1,000.00	0.00%
97.50	-2.50%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
25.00	-75.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

(1)	The index return is equal to the percentage change from the starting level to the ending level (i.e., the ending level minus starting level, divided by starting level).
(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per note to the principal amount of $1,000.

PRS-14

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
Hypothetical Examples
Example 1. Maturity payment amount is greater than the principal amount and reflects a return that is less than the maximum return:
Dow Jones Industrial Average®
Hypothetical starting level:	100.00
Hypothetical ending level:	105.00
Hypothetical index return (ending level – starting level)/starting level:	5.00%

Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:
(i)	$1,000 × index return × upside participation rate
$1,000 × 5.00% × 100.00%
= $50.00; and
(ii)	the maximum return of $200.00
On the stated maturity date you would receive $1,050.00 per note.
Example 2. Maturity payment amount is greater than the principal amount and reflects a return equal to the maximum return:
Dow Jones Industrial Average®
Hypothetical starting level:	100.00
Hypothetical ending level:	200.00
Hypothetical index return (ending level – starting level)/starting level:	100.00%

Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:
(i)	$1,000 × index return × upside participation rate
$1,000 × 100.00% × 100.00%
= $1,000.00; and
(ii)	the maximum return of $200.00

On the stated maturity date you would receive $1,200.00 per note, which is the maximum maturity payment amount.
In addition to limiting your return on the notes, the maximum return limits the positive effect of the upside participation rate. If the ending level is greater than the starting level, you will participate in the performance of the Index at a rate of 100% up to a certain point. However, the effect of the upside participation rate will be progressively reduced for ending levels that are greater than 120.00% of the starting level (assuming a maximum return of 20.00% or $200.00 per note, the lowest possible maximum return that may be determined on the pricing date) since your return on the notes for any ending level greater than 120.00% of the starting level will be limited to the maximum return.

PRS-15

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
Example 3. Maturity payment amount is equal to the principal amount:

Dow Jones Industrial Average®
Hypothetical starting level:	100.00
Hypothetical ending level:	50.00
Hypothetical index return (ending level – starting level)/starting level:	-50.00%
Because the hypothetical ending level is less than the hypothetical starting level, the maturity payment amount would equal the principal amount.
On the stated maturity date you would receive $1,000.00 per note.

PRS-16

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
Additional Terms of the Notes
Jefferies Group LLC and Jefferies Group Capital Finance Inc., its wholly-owned subsidiary, will issue the notes as part of a series of senior unsecured obligations entitled “Medium-Term Notes, Series A,” which is more fully described in the accompanying prospectus supplement. The notes rank equally with all of our other unsecured senior debt from time to time outstanding. In the event the terms of the notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

The notes will be book-entry notes.
Certain Definitions
A “trading day” means a day, as determined by the calculation agent, on which (i) the relevant stock exchanges with respect to each security underlying the Index are scheduled to be open for trading for their respective regular trading sessions and (ii) each related futures or options exchange with respect to the Index is scheduled to be open for trading for its regular trading session.
The “relevant stock exchange” for any security underlying the Index means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.
The “related futures or options exchange” for the Index means an exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Index.
Market Disruption Events
A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:
(A)
The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchanges or otherwise relating to securities which then comprise 20% or more of the level of the Index or any successor equity index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant stock exchanges or otherwise.

(B)
The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the Index or any successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)
The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the Index or any successor equity index on their relevant stock exchanges at any time during the one-hour period that ends at the close of trading on that day.

(D)
The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or any successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)
The closure on any exchange business day of the relevant stock exchanges on which securities that then comprise 20% or more of the level of the Index or any successor equity index are traded or any related futures or options exchange with respect to the Index or any successor equity index prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at such actual closing time on that day.

(F)
The relevant stock exchange for any security underlying the Index or successor equity index or any related futures or options exchange with respect to the Index or successor equity index fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred with respect to the Index:
(1)
the relevant percentage contribution of a security to the level of the Index or any successor equity index will be based on a comparison of (x) the portion of the level of the index attributable to that security and (y) the overall level of the Index or successor equity index, in each case immediately before the occurrence of the market disruption event;

PRS-17

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
(2)
the “close of trading” on any trading day for the Index or any successor equity index means the scheduled closing time of the relevant stock exchanges with respect to the securities underlying the Index or successor equity index on such trading day; provided that, if the actual closing time of the regular trading session of any such relevant stock exchange is earlier than its scheduled closing time on such trading day, then (x) for purposes of clauses (A) and (C) of the definition of “market disruption event” above, with respect to any security underlying the Index or successor equity index for which such relevant stock exchange is its relevant stock exchange, the “close of trading” means such actual closing time and (y) for purposes of clauses (B) and (D) of the definition of “market disruption event” above, with respect to any futures or options contract relating to the Index or successor equity index, the “close of trading” means the latest actual closing time of the regular trading session of any of the relevant stock exchanges, but in no event later than the scheduled closing time of the relevant stock exchanges;

(3)
the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any trading day for the Index or any successor equity index means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(4)
an “exchange business day” means any trading day for the Index or any successor equity index on which each relevant stock exchange for the securities underlying the Index or any successor equity index and each related futures or options exchange with respect to the Index or any successor equity index are open for trading during their respective regular trading sessions, notwithstanding any such relevant stock exchange or related futures or options exchange closing prior to its scheduled closing time.

Adjustments to the Index
If at any time the method of calculating the Index or a successor equity index, or the closing level thereof, is changed in a material respect, or if the Index or a successor equity index is in any other way modified so that the index does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the index is to be calculated, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the Index or successor equity index as if those changes or modifications had not been made, and the calculation agent will calculate the closing level of the Index or successor equity index with reference to such index, as so adjusted. Accordingly, if the method of calculating the Index or successor equity index is modified so that the level of the index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split or reverse split in the Index), then the calculation agent will adjust the Index or successor equity index in order to arrive at a level of the index as if it had not been modified (e.g., as if the split or reverse split had not occurred).
Discontinuance of the Index
If the index sponsor discontinues publication of the Index, and such index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee and us, the calculation agent will substitute the successor equity index as calculated by the relevant index sponsor or any other entity for purposes of calculating the closing level of the Index on any date of determination.  Upon any selection by the calculation agent of a successor equity index, we will cause notice to be given to holders of the notes.
In the event that the index sponsor discontinues publication of the Index prior to, and the discontinuance is continuing on, a calculation day and the calculation agent determines that no successor equity index is available at such time, the calculation agent will calculate a substitute closing level for the Index in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, but using only those securities that comprised the Index immediately prior to that discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor equity index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a market disruption event exists.
If on the calculation day the index sponsor fails to calculate and announce the level of the Index, the calculation agent will calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the failure, but using only those securities that comprised the Index immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day with respect to the Index, then the provisions set forth below under “Consequences of a Market Disruption Event; Postponement of a Calculation Day” shall apply in lieu of the foregoing.
Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the index sponsor to calculate and announce the level of the Index may adversely affect the value of the notes.

PRS-18

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
Consequences of a Market Disruption Event; Postponement of the Calculation Day
As used in this section, the “final disrupted calculation day” means, with respect to the calculation day, the eighth trading day for the Index after such originally scheduled calculation day.
If the calculation day is not a trading day with respect to the Index, the calculation day will be postponed to the next succeeding day that is a trading day with respect to the Index.
If a market disruption event occurs or is continuing with respect to the Index on the calculation day, then the calculation day will be postponed to the first succeeding trading day for the Index on which a market disruption event for the Index has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the final disrupted calculation day for the Index, that final disrupted calculation day shall be deemed to be the calculation day. If the calculation day has been postponed to the final disrupted calculation day and a market disruption event occurs or is continuing with respect to the Index on such final disrupted calculation day, the calculation agent will determine the closing level of the Index on such final disrupted calculation day in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if trading in such security has been materially suspended or materially limited, its good faith estimate of the value of such security at the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange) on such date of each security included in the Index.
As used above, “closing price” means, with respect to any security on any date, the relevant stock exchange traded or quoted price of such security as of the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange.
Postponement of The Stated Maturity Date
If the stated maturity date is not a business day, the payment required to be made on the notes on such date will be made on the next succeeding business day. If the calculation day is postponed, the stated maturity date will be the later of (i) the originally scheduled stated maturity date and (ii) three business days after the calculation day as postponed.
If the stated maturity date is postponed due to a non-business day, a market disruption event on the related calculation day or otherwise, the payment, if any, due on the stated maturity date will be made on that date as so postponed with the same force and effect as if it had been made on the originally scheduled stated maturity date, that is, with no additional amount accruing or payable as a result of the postponement.
A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York.
Calculations and Calculation Agent
Jefferies Financial Services Inc., a wholly owned subsidiary of Jefferies Group LLC and an affiliate of Jefferies Group Capital Finance Inc., will act as calculation agent for the notes and may appoint agents to assist it in the performance of its duties.  Pursuant to a calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.
The calculation agent will determine any amounts payable on the notes. In addition, the calculation agent will, among other things:
•	determine whether a market disruption event has occurred;
•	determine the closing level of the Index under certain circumstances;
•	if publication of the Index is discontinued, select a successor equity index or, if no successor equity index is available, determine the closing level of the Index;
All calculations with respect to the maturity payment amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.000005 would be rounded to 0.00001); and the maturity payment amount will be rounded to the nearest cent, with one-half cent rounded upward.
All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The calculation agent will have no liability for its determinations.

PRS-19

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
All disclosures contained in this pricing supplement regarding the Market Measure, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources.  The information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (“SPDJI”), the index sponsor of the Dow Jones Industrial Average® (the “index sponsor”).  The index sponsor, which licenses the copyright and all other rights to the Market Measure, has no obligation to continue to publish, and may discontinue publication of, the Market Measure.  The consequences of the index sponsor discontinuing publication of the Market Measure are discussed in “Additional Terms of the Notes—Discontinuance of an Index” above.  None of us, the calculation agent, or Jefferies LLC accepts any responsibility for the calculation, maintenance or publication of the Market Measure or any successor index.  None of us, the calculation agent, Jefferies LLC or any of our other affiliates makes any representation to you as to the future performance of the Market Measure.  You should make your own investigation into the Market Measure.

The Dow Jones Industrial Average®
Unless otherwise stated, all information on the Dow Jones Industrial Average® (the “INDU”) provided in this pricing supplement is derived from Dow Jones Indexes, the marketing name and a licensed trademark of SPDJI. The INDU is a price-weighted index, which means an underlying stock’s weight in the INDU is based on its price per share rather than the total market capitalization of the issuer. The INDU is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the INDU tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.
The INDU is maintained by an Averages Committee comprised of three representatives of SPDJI and two representatives of the Wall Street Journal (“WSJ”). Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component's core business. When such an event necessitates that one component be replaced, the entire INDU is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and accurately represents the sector(s) covered by the average.
Changes in the composition of the INDU are made entirely by the Averages Committee without consultation with the corporations represented in the INDU, any stock exchange, any official agency or us. Unlike most other indices, which are reconstituted according to a fixed review schedule, constituents of the INDU are reviewed on an as-needed basis. Changes to the common stocks included in the INDU tend to be made infrequently, and the underlying stocks of the INDU may be changed at any time for any reason. The companies currently represented in the INDU are incorporated in the United States and its territories and their stocks are listed on the New York Stock Exchange and The Nasdaq Stock Market.
The INDU initially consisted of 12 common stocks and was first published in the WSJ in 1896. The INDU was increased to include 20 common stocks in 1916 and to include 30 common stocks in 1928. The number of common stocks in the INDU has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the INDU have been changed on a relatively infrequent basis. The INDU includes companies from nine main groups: Basic Materials; Consumer Goods; Consumer Services; Financials; Healthcare; Industrials; Oil & Gas; Technology; and Telecommunications.
Computation of the INDU
The level of the INDU is the sum of the primary exchange prices of each of the 30 component stocks included in the INDU, divided by a divisor that is designed to provide a meaningful continuity in the level of the INDU. Because the INDU is price-weighted, stock splits or changes in the component stocks could result in distortions in the INDU level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the INDU. The current divisor of the INDU is published daily in the WSJ and other publications. In addition, other statistics based on the INDU may be found in a variety of publicly available sources.
Historical Information
We obtained the closing levels of the Dow Jones Industrial Average® in the graph below from Bloomberg L.P., without independent verification.
The following graph sets forth daily closing levels of the Index for the period from January 1, 2015 to September 27, 2022. The closing level on September 27, 2022 was 29,134.99. The historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the notes.

PRS-20

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025

License Agreement

The Dow Jones Industrial Average® is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and has been licensed for use by Jefferies Group LLC and Jefferies Group Capital Finance Inc. (the “Issuers”).  Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by the Issuers.  The Issuer’s notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Dow Jones Industrial Average® to track general market performance.  S&P Dow Jones Indices only relationship to the Issuers with respect to the Dow Jones Industrial Average® is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors.  The Dow Jones Industrial Average® is determined, composed and calculated by S&P Dow Jones Indices without regard to the Issuers or the notes.  S&P Dow Jones Indices has no obligation to take the needs of the Issuers or the owners of the notes into consideration in determining, composing or calculating the Dow Jones Industrial Average®.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash, surrendered or redeemed, as the case may be.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the Dow Jones Industrial Average® will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE® OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY THE ISSUERS, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE® OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY

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Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND THE ISSUERS, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement.
The following section is the opinion of Sidley Austin LLP, our counsel.
This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
◾	a dealer in notes or currencies;
◾	a trader in notes that elects to use a mark-to-market method of accounting for your notes holdings;
◾	a bank;
◾	a life insurance company;
◾	a tax exempt organization;
◾	a partnership;
◾	a regulated investment company;
◾	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
◾	a common trust fund;
◾	a person that owns a security as a hedge or that is hedged against interest rate risks;
◾	a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
◾	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
This section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

U.S. Holders
This section applies to you only if you are a U.S. Holder that holds your notes as a capital asset for tax purposes. You are a “U.S. Holder” if you are a beneficial owner of each of your notes and you are:
◾	a citizen or resident of the United States;
◾	a domestic corporation;
◾	an estate whose income is subject to U.S. federal income tax regardless of its source; or
◾
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.
Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes in each year that you own the notes, even though you will not receive any payments from us until maturity.
We have determined that the comparable yield for the notes is equal to    % per annum, compounded semi-annually with a projected payment at maturity of $     based on an investment of $1,000.
Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

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Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
October 31, 2022 through December 31, 2022
January 1, 2023 through December 31, 2023
January 1, 2024 through December 31, 2024
January 1, 2025 through May 2, 2025
You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.
If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.
Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.
You will recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.
Any gain you recognize upon the sale, exchange or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.
Non-United States Holders
If you are a non-United States holder, please see the discussion under “United States Federal Taxation — Non-U.S. Holders” in the accompanying prospectus supplement for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:
●	a nonresident alien individual;

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●	a foreign corporation; or
●	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.
The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying  during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.
Foreign Account Tax Compliance Act (FATCA) Withholding
Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Federal Taxation – FATCA Legislation” in the accompanying prospectus supplement) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

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Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
BENEFIT PLAN INVESTOR CONSIDERATIONS
Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) applies (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the notes and not the record holder.
Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other arrangements to which Section 4975 of the Code applies (also “Plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “Parties in Interest”) with respect to such Plans. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a Plan should also consider whether an investment in the notes might constitute or give rise to a prohibited transaction under ERISA or the Code.
Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).
We and our affiliates may each be considered a Party in Interest with respect to many Plans. Special caution should be exercised, therefore, before the notes are purchased by a Plan. In particular, the fiduciary of the Plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are:
•	PTCE 96-23, for specified transactions determined by in-house asset managers;
•	PTCE 95-60, for specified transactions involving insurance company general accounts;
•	PTCE 91-38, for specified transactions involving bank collective investment funds;
•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and
•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.
In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a Plan and a person who is a Party in Interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the Plan (or by reason of a relationship to such a service provider), if in connection with the transaction the Plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).
The foregoing list of exemptions is not exhaustive, and there can be no assurance that any of them will be available with respect to transactions involving the notes.  Other statutory or administrative class exemptions may be applicable.  In addition, a purchaser or holder may obtain an individual administrative exemption.
Any purchaser or holder of the notes or any interest in the notes will be deemed to have represented by its purchase and holding that either:
•	no portion of the assets used by such purchaser or holder to acquire or purchase the notes constitutes assets of any Plan or Non-ERISA Arrangement; or
•
the purchase, holding and subsequent disposition of the notes by such purchaser or holder will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the potential consequences under ERISA, the Code and any applicable Similar Law, of the acquisition of the notes and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable statutory or administrative exemption.

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The notes are contractual financial instruments.  The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes.  The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.
Purchasers of the notes have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law.  Nothing in this product supplement is, or should be construed as, a representation or advice as to whether an investment in the notes would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

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Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
LEGAL MATTERS
The validity of the Notes is being passed on for us by Sidley Austin LLP, New York, New York.

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Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due May 2, 2025
RECENT DEVELOPMENTS
On September 28, 2022, Jefferies Financial Group Inc., the parent company of Jefferies Group LLC, announced its financial results for its fiscal third quarter of 2022:

Highlights for the three months ended August 31, 2022:
•	Total Investment Banking and Capital Markets and Asset Management Net Revenues of $1.12 billion
•	Quarterly Investment Banking Net Revenues of $682 million
•	Combined Capital Markets Net Revenues of $452 million
•	Asset Management Net Loss (before allocated net interest) of $3 million
•	Income Before Income Taxes of $301 million
•	Net Income of $195 million

Amounts herein pertaining to August 31, 2022 represent a preliminary estimate as of the date of the earnings release and may be revised in our Quarterly Report on Form 10-Q for the quarter ended August 31, 2022.

The above preliminary financial data included in this pricing supplement has been prepared by and is the responsibility of Jefferies’ management. Deloitte & Touche LLP, Jefferies’ independent public accountant, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto.

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